Exhibit 99(n)(2)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference of our firm under the captions "Independent Registered Public Accounting Firm and Legal Counsel" in the Statement of Additional Information and "Financial Highlights" in the Prospectus and to the use of our report dated February 22, 2008, in this Registration Statement (Form N-2 No. 333-149658; 811-21195) of UBS M2 Fund, L.L.C.

/s/ Ernst & Young LLP

New York, NY
April 29, 2008